CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement on Form S-8 of Delta Oil & Gas, Inc. (a development stage company) of our report, dated March 31, 2004, relating to the balance sheet of Delta Oil & Gas, Inc. (a development stage company) as of December 31, 2003, and the related statements of operations, stockholders’ deficiency and cash flows for the year ending December 31, 2003, and for the period from inception, January 9, 2001, to December 31, 2003, which report appears in the Annual Report on Form 10-KSB of Delta Oil & Gas, Inc. (a development stage company) for the year ended December 31, 2004.

Vancouver, Canada	“Morgan & Company”

August 29, 2005	Chartered Accountants